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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is entered into as a November 1, 2000, by and between Intra-Asia Entertainment Corporation, a Delaware corporation (the "Company"), and Michael Demetrios ("Demetrios").

         1. Employment.

               1.1 Employment as Chairman and Chief Executive Officer. The Company agrees to employ Demetrios, and Demetrios agrees to be employed by the Company, as the Company's Chief Executive Officer for the period beginning on January 1, 2001 (the "Effective Date") and ending on December 31, 2001 (the "Employment Period"), unless such employment is terminated earlier pursuant to
Section 4. Demetrios will serve as Chairman of the Company's Board of Directors (the "Board") during the Employment Period. Upon his termination as the Company's Chief Executive Officer, Demetrios shall promptly resign as Chairman of the Board, if so requested by the Company.

               1.2 Extension of Employment Period. The Company may, upon written notice given to Demetrios no later than October 31, 2001, extend the term of the Employment Period for one additional year, i.e., to end on December 31, 2002.

               1.3 Duties as Employee. Demetrios agrees to serve the Company as Chief Executive Officer during the Employment Period. Demetrios will report to the Board of Directors and his duties shall be those customary for a Chief Executive Officer of a company similar to the Company and such other duties as are specified by the Company's Board. In case of a reorganization, merger, consolidation, liquidation, dissolution, sale of all or substantially all of the Company's assets or similar event, the Board reserves the right, in its sole discretion to change or modify Demetrios' title or duties hereunder as it deems appropriate in good faith, provided, however that his duties as modified shall be substantially similar to those engaged in prior to any such transaction. During the Employment Period, Demetrios shall devote full time to, and use his best efforts to advance, the business and welfare of the Company. Demetrios shall not directly or indirectly render any service of a business, commercial, or professional nature to any other person, organization or other entity, whether for compensation or otherwise, directly or indirectly, without the prior written consent of a majority of the members of the Board. Notwithstanding the foregoing, Demetrios shall be entitled to provide consulting services, to the extent not a Competing Activity (as defined in Section 7.1 of this Agreement), subject to the prior written consent of a majority of the members of the Board, such consent by the Board not to be unreasonably withheld.

                  A. At the discretion of the Board, Demetrios will have full control and authority over operating and capital expenditures by the Company, and will approve all such expenditures in advance of their being made or incurred. It is understood by the parties that the proceeds of any initial public offering may be used only to improve Fuhua Park or any subsequently acquired park. Demetrios will have authority to hire a bilingual Vice President to be responsible for Fuhua Park operations.


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
         2. Salary and Benefits.

               2.1 Salary and Bonus. The Company shall pay Demetrios a salary at the annual rate of $200,000 per year payable at least as frequently as monthly and subject to such payroll deductions as may be necessary or customary in respect of the Company's salaried employees in general. Demetrios' bonus arrangements are as set forth in Exhibit A hereto.

               2.2 Savings and Retirement Plans. Demetrios shall be entitled to participate at the discretion of the Board in all savings and retirement plans, practices, policies and programs applicable generally to other senior executives of the Company.

               2.3 Vacations. Demetrios shall be entitled to two weeks paid vacation during each year of the Employment Period.

               2.4 Expenses. Demetrios shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures as in effect generally with respect to other senior executives of the Company. Demetrios will be compensated for business class air-fare in accordance with Company Policy.

               2.5 Automobile Allowance. During the Employment Period, Demetrios will be provided with a monthly car allowance not to exceed $450.

               2.6 Fringe Benefits. Demetrios shall be entitled to fringe benefits (including health, disability and other insurance) in accordance with the plans, practices, programs and policies as in effect generally with respect to other senior executives of the Company.

         3. Additional Compensation.

         Incentive Options. In further consideration of Demetrios' employment hereunder, the Company hereby grants to Demetrios' the option to purchase all or any portion of five percent (5%) of the shares of the common stock of the Company that are outstanding as of the Effective Date of this Agreement, which stock option shall be subject to the terms and conditions set forth in Exhibit B to this Agreement. Exhibit B is an integral part of this Agreement.

         4. Termination. The term of Demetrios' employment under this Agreement may terminate as hereinafter provided, in which case (i) Demetrios shall be entitled to the amounts set forth in Section 4.3 hereof and (ii) Demetrios shall remain subject to the provisions of Sections 5, 6 and 7 hereof to the extent applicable. The Employment Period shall not extend for any period beyond the second anniversary of the Effective Date unless agreed to in writing by Demetrios and the Company.

               4.1 Death or Disability. If Demetrios dies or becomes disabled during the Employment Period, Demetrios' employment under this Agreement shall automatically terminate upon death or after three consecutive months of disability, as the case may be. "Disability" shall mean any physical or mental illness that renders Demetrios unable to perform his agreed-upon services under this Agreement. Such disability shall be determined by a licensed physician not affiliated with the parties to this Agreement. In the event of Demetrios'


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death, the amounts due him pursuant to this Agreement through the date of his death shall be paid to whomever he has previously designated or, in the event no such designation is made, to his estate, or to the beneficiaries of his estate.

               4.2 Termination for Cause. Demetrios' employment under this Agreement may be terminated by the Company for "cause", as determined in good faith by the Board. The term "cause" is defined as any one or more of the following occurrences:

                  A. Demetrios' continuing repeated willful failure or refusal to perform his duties as required by this Agreement or other material breach of this Agreement, provided, that termination of Demetrios' employment pursuant to this subsection (a) shall not constitute valid termination for cause unless Demetrios shall have first received written notice from the Board stating with specificity the nature of such failure or refusal and affording Demetrios at least 15 days to correct the act or omission complained of;

                  B. Gross negligence, material violation by Demetrios of any duty of loyalty to the Company or any other material misconduct on the part of Demetrios, provided that termination of Demetrios' employment pursuant to this subsection (b) shall not constitute valid termination for cause unless Demetrios shall have first received written notice from the Board stating with specificity the nature of such failure or refusal and affording Demetrios at least 15 days to fully correct the act or omission complained of and to indemnify the Company for any damage caused to it by such act or omission;

                  C. Demetrios' conviction by, or entry of a pleas of guilty or nolo contendere in a court of competent and final jurisdiction for any crime involving moral turpitude or punishable by imprisonment in excess of six months in the jurisdiction involved; or

                  D. Demetrios' commission of an act of fraud, whether prior to or subsequent to the date hereof, upon the Company.

               4.3 Payments Upon Termination.

                  A. Completion of Employment Period. If at the end of the Employment Period the parties have not agreed in writing to extend the term of Demetrios' employment with the Company, Demetrios shall receive his salary and any applicable bonus through the date of such termination. Options vested at such termination date shall be exercisable in accordance with the respective terms of Exhibit B. Options not vested at such termination date shall be immediately cancelled. In no event shall Demetrios be entitled to receive additional salary, bonus, options or compensation of any other kind hereunder.

                  B. Death or Disability. In the event of Demetrios' termination as set forth in Section 4.1 hereof, he shall receive his salary and the pro rata portion of any applicable bonus payment through the date of such termination. Options vested at such termination date shall be exercisable in accordance with the respective terms of Exhibit B. Options not vested at such termination date shall be immediately cancelled. In no event shall Demetrios be entitled to receive additional salary, bonus, options or compensation of any other kind hereunder.


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
                  C. Voluntary Termination or Termination for Cause. In the event of Demetrios' voluntary termination or his termination for cause as set forth in Section 4.2 hereof, he shall receive his salary through the date of such termination. Options not exercised as of such termination date shall be immediately cancelled. In no event shall Demetrios be entitled to receive additional salary, bonus, options or compensation of any other kind hereunder.

                  D. Termination Without Cause. In the event of Demetrios' termination by the Company other than for cause as set forth in Section 4.2 hereof, he shall receive his salary through the date of such termination plus an additional month's salary as provided in Section 2.1 hereof. Options vested at such termination date shall be available in accordance with the respective terms of Exhibit B. Options not exercised on or before such termination date shall be immediately cancelled. In no event shall Demetrios be entitled to receive additional salary, bonus, options or compensation of any other kind hereunder.

         5. Ownership of Intangibles. Demetrios hereby grants and assigns to the Company all of his right, title and interest in and to any ideas, designs, techniques, processes, trademarks, inventions and improvements (collectively, "Inventions") arising during the term of this Agreement, which Inventions relate to the business of the Company or any of its affiliates, or to actual or demonstrable anticipated research or development of the Company or any of its affiliates, or results from work performed by Demetrios for the Company or any of its affiliates, together with all patents that are pending or have been issued in the United States and in all foreign countries during the term of this Agreement with respect to such Inventions (the "Proprietary Rights"). All such Proprietary Rights shall be the sole and exclusive property of the Company and shall remain such notwithstanding the subsequent termination of employment under this Agreement. To the extent that any Proprietary Rights or other ideas, designs, techniques, processes, trademarks, inventions or improvements used by the Company during the term of this Agreement rely upon or use patented or unpatented Inventions that Demetrios has made or conceived prior to the date of this Agreement, Demetrios hereby grants an exclusive, perpetual, royalty-free, worldwide license to use such Invention.

         6. Confidential Information. Demetrios agrees that during the Employment Period, he will be dealing with proprietary, nonpublic and confidential information, including inventions and processes developed by the Company or any of its affiliates, relating to the present and prospective business, assets and good will of the Company or any of its affiliates (all of the foregoing referred to as "confidential information"). Without limiting the generality of the foregoing, it is understood that Demetrios will have access to information regarding intellectual property of the Company or any of its affiliates, inventions and ideas under development by them, and information regarding the actual and prospective business and customers of the Company or any of its affiliates. Demetrios agrees that he will not disclose to anyone, directly or indirectly, any of such confidential matters, or use them other than in the course of performing his obligations under this Agreement. All documents prepared by Demetrios in connection with the services provided herein, and all confidential information (however embodies or recorded) that might be given to him are the exclusive property of the Company and shall be returned to the Company at its request. After termination of Demetrios' employment with the Company, he shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it in writing. Demetrios acknowledges that


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such actions could cause irreparable harm to the Company and that the Company may obtain an injunction or other equitable relief to enforce this provision. Furthermore, upon termination of this Agreement, Demetrios shall promptly deliver to the Company all books, memoranda, records and written data in original form of every kind relating to the business and affairs of the Company that may then be in his personal possession.

         7. Noncompetition.

               7.1 No Competing Activities. Demetrios agrees that, while he is employed by the Company, he shall not engage or participate in any state of the United States, directly or indirectly, either as an owner, partner, director, trustee, officer, employee, consultant, advisor or in any other individual or representative capacity, in any activity which is the same as, similar to or competitive in any manner with the business of the Company or its members or affiliates (herein, a "Competing Activity") or have any investment in a business which is engaged in a Competing Activity (other than an ownership interest of less than 5% of any company whose securities are listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market). Demetrios further agrees that in the event of a termination for cause as set forth in
Section 4.2 hereof, he shall not, for a two-year period following such termination of employment, engage in a Competing Activity or have any investment in a business which is engaged in a Competing Activity (other than an ownership interest of less than 5% of any company whose securities are listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market).

               7.2 Reasonable Limitations. Demetrios acknowledges that, given the nature of the Company's business, the covenants contained in this Section 7 contain reasonable limitations as to time, geographical area and scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect the legitimate business interests of the Company. If, however, this Section 7 is determined by any court of competent jurisdiction, or in any arbitration, as the case may be, to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of its being too extensive in any other respect or for any other reason it will be interpreted to extend only over the longest period of time for which it may be enforceable and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court, or in such arbitration, as the case may be.

               7.3 Acknowledgement. Demetrios understands that the restrictions in Section 7.1 hereof may limit his ability to earn a livelihood in a business similar to the business of the Company, but he nevertheless believes that he has received and will receive sufficient consideration hereunder and otherwise as an employee of the Company to justify such restrictions which, in any event, given his education, abilities and skills, Demetrios does not believe would prevent him from earning a living. The Company agrees that Demetrios shall be entitled to provide consulting services, to the extent not a Competing Activity, subject to the prior written consent of a majority of the members of the Board, such consent by the Board not to be unreasonably withheld.

         8. Arbitration of Disputes. In the event of a dispute between Demetrios and the Company with respect to the terms and conditions of this Agreement or with respect


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to Demetrios' employment by the Company, both parties agree that any such dispute shall be submitted to binding arbitration, and both parties specifically waive any right they might otherwise have to a jury trial. The arbitration shall be conducted in accordance with the laws of the State of California, and to the extent applicable and not otherwise inconsistent with such laws, the rules of the American Arbitration Association. The decision of any such arbitrator or arbitrators (including any injunctive or other equitable relief) shall be enforceable by the federal or state courts located in Los Angeles County, and both parties submit to the jurisdiction of such courts for the purposes set forth in this Agreement.

         9. Miscellaneous.

               9.1 Modification and Waiver of Breach. No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.

               9.2 Assignment. This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns. The obligations and duties of Demetrios hereunder are personal and not assignable, whether voluntarily or involuntarily or by operation of law or otherwise.

               9.3 Notices. All notices and other communications required or permitted under this Agreement shall be in writing, served personally on, or mailed by certified or registered United States mail to, the party to be charged with receipt thereof. Notices and other communications served by mail shall be deemed given hereunder 72 hours after deposit of such notice or communication in the United States Post Office as certified or registered mail with postage prepaid and duly addressed to whom such notice or communication is to be given, in the case of (a) the Company, Attention: Chairman, or (b) Demetrios, to the address set forth below his name on the signature page hereof. Any such party may change said party's address for purposes of this Section 9.3 by giving to the party intended to be bound thereby, in the manner provided herein, a written notice of such change.

               9.4 Counterparts. This instrument may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

               9.5 Governing Law. This Agreement shall be construed in accordance with, and governed by, the internal laws of the State of California.

               9.6 Savings Clause. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

               9.7 Complete Agreement. This instrument constitutes and contains the entire agreement and understanding concerning Demetrios' employment and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all


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agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. This is an integrated document.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

DEMETRIOS                           THE COMPANY:

                                    INTRA-ASIA ENTERTAINMENT
                                    CORPORATION

  /s/  Michael Demetrios
                                    By:    /s/ Jun Yin
-----------------------------         ----------------------------------------
Michael Demetrios




Address:

6201 Mulholland Way

Los Angeles, CA 90068

-------------------------


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                                    EXHIBIT A

                                   BONUS PLAN

      The Company agrees to pay Demetrios a bonus of 1% of the funds raised up to a maximum of $150,000 if the Company is successful in effecting an initial public offering of the Company's common stock ("IPO") by October 31, 2002. The Company agrees to consider in good faith paying an operating bonus based on operating results.



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                                    EXHIBIT B

                                  STOCK OPTION

         Stock Option. In further consideration of all services performed by Mr. Demetrios under this Agreement, the Company hereby grants to Mr. Demetrios an option to purchase up to five percent (5%) of the common stock of the Company that are outstanding as of the Effective Date of this Agreement. Notwithstanding any provisions under the Agreement to the contrary, such option shall be subject to the following terms:

          (a) The purchase price to be paid for such common shares upon exercise of the stock option shall be the per share price established by the IPO, as such term is defined in Exhibit A to the Agreement.

          (b) Except as otherwise provided herein, the stock option will be exercisable only during the ten-year period commencing on the Effective Date of the Agreement and ending on December 31, 2010 (the "Option Period").

          (c) The stock option shall become fully vested and exercisable by Mr. Demetrios as follows:

                    fifty percent (50%) upon completion of the IPO, provided that Mr. Demetrios remains in the employ of the Company;

                    one (1) year following the date of the IPO - another fifty percent (50%) provided that Mr. Demetrios remains in the employ of the Company.

               Any portion of the stock option that is not immediately exercised upon vesting by Mr. Demetrios shall accumulate and may be exercised at any time during the Option Period. No partial exercise of the stock option may be for less than 100 shares.

          (d) The stock option (to the extent then exercisable) may be exercised during the Option Period, in whole at any time or in part from time to time, by giving the Company notice in writing to that effect, specifying the number of whole shares as to which the stock option is exercised. Payment of the purchase price for the shares with respect to which the stock option is exercised shall be made to the Company upon delivery of such notice, in the form of cash or by a certified check, cashier's check, postal or express money order payable to the order of the Company, or in such other manner as shall be mutually acceptable to the Company and Mr. Demetrios in order to facilitate the exercise of the stock purchase option, including, but not limited to a "cashless exercise" arrangement.

               As soon as practicable after receipt of the notice of exercise and payment of the purchase price, the Company shall cause certificates for the number of shares with respect to which the stock option is exercised to be issued in Mr. Demetrios'


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               name or in the name of his executors, administrators, or other legal representatives, heirs, legatees, next of kin or distributees.

          (e) The stock option shall not be transferable by Mr. Demetrios other than to a family trust or by will or the laws of descent and distribution, and shall be exercisable, during his lifetime, only by Mr. Demetrios or the trustee of the family trust.

          (f) Upon the death or disability (as defined in Section 4.1 of the Agreement) of Mr. Demetrios, Mr. Demetrios or his legal representatives shall have the right within one (1) year thereafter to exercise, in whole or in part, the stock option to the extent exercisable by Mr. Demetrios at the time of his death. In no event, however, may the stock option be exercised at any time after December 31, 2010.

          (g) The Company at its election may terminate the stock option and the provisions of the stock option shall become null and void and inoperative immediately upon any attempted sale, assignment, transfer, or other disposition by Mr. Demetrios of the stock option or any of his right, title, and interest therein; provided, however, that nothing herein shall be construed as prohibiting Mr. Demetrios from providing for the transfer of the stock option to a family trust or the disposition of the stock option or his right, title, and interest in it upon his death (at any time while he has the right to exercise the stock option) by will or testamentary device or, as prohibiting the transfer of the stock option by the laws of descent and distribution.

          (h) The price and the number of shares covered by the stock option shall be subject to equitable adjustment by the Company, if while the stock option is outstanding there is a change in the shares of common stock of the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, reverse stock split, stock dividend or other change in the corporate structure of the Company.

          (i) Neither Mr. Demetrios nor any person entitled to exercise Mr. Demetrios' rights in the event of his death shall have any of the rights of a shareholder with respect to the shares covered by the stock option except to the extent that certificates have been issued upon the exercise of the stock option.

          (j) Upon Mr. Demetrios' voluntary termination of his employment under the Agreement, Mr. Demetrios shall have a thirty-(30)-day period measured from his termination date to exercise the stock option, to the extent then vested. In no event, however, may the stock option be exercised at any time after December 31, 2010.

          (k) Upon termination of Mr. Demetrios' employment under the Agreement by the Company, without cause, on or after the completion date of the IPO, Mr. Demetrios shall have the right to exercise the stock option to the extent then vested, within a one (1)-year period measured from his termination date. In no


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               event, however, may the stock option be exercised at any time after December 31, 2010.

          (l) Upon termination of Mr. Demetrios' employment under the Agreement by the Company for cause (as defined in Section 4.2 of the Agreement), the stock option shall, to the extent not yet exercised, terminate immediately upon delivery of the notice of termination.



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